SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2016

INSULCRETE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	033-27508-LA	33-0-338441
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

706 Orchid Drive, Unit D, Bakersfield, California 93308
(Address of Principal Executive Offices, Zip Code)

Registrant's telephone number, including area code: (661) 391-3838

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

As used herein, the terms, "we," "us," "our," and the "Company" refers to Insulcrete, Inc., a Delaware corporation and its subsidiaries, unless otherwise stated.

ITEM 5.07  Submission of Matters to a Vote of Securities Holders

          On May 16, 2016, we determined that we had fully satisfied the requirements of Section 14C of the Securities Exchange Act of 1934, as amended and the rulers promulgated by the Securities and Exchange Commission (the "Commission") thereunder.

          We previously filed Schedule 14C with the Commission and subsequently we distributed the required documents and established a website that displayed a copy of the Schedule 14C and our 2014 Annual Report on Form 10-K (for the fiscal year ending December 31, 2014) that allowed our stockholders to download a copy of these documents. In connection with these efforts we also provided a free telephone access to our stockholders who wanted a copy of the Schedule 14C and the Annual Report. In all of this we sought to ensure that our stockholders would receive a copy of the Schedule 14C and out 2014 Annual Report on Form 10-K.

          As reported in the Schedule 14C:

(A)

The holders of a majority of the outstanding shares of our Common Stock approved the 60 for one forward split of our Common Stock (with all fractional shares rounded up) (the "Forward Split"). Our Board of Directors has set the Record Date as May 20, 2016.

          While we are not aware of any trading market for our Common Stock, we believe that the Forward Split may allow us greater financial flexibility.

Item 7.01 Regulation FD Disclosure

          As disclosed above, we have accomplished the Forward Split of our Common Stock. We are a small company with very minimal financial and managerial resources and no recent history of revenues or any profitability or positive cash flow. For these reasons, our Common Stock should only be purchased by persons who can afford the total loss of their investment.

Factors That May Affect Future Results

1.  New Company: No Revenues from Operation; Risk of Loss. We are similar to a new company in that we face all of the risks inherent in undertaking any new business, coupled with the risks involved with a blind pool/blank check company. As a result, there is no information at this time upon which to base an assumption that its plans will either materialize or prove successful. There can be no assurance that any of our business activities will result in any operating revenues or profits. Further, in the event that we acquire or enter any new business, we will likely incur investment banking fees, finders' fees, and other costs which will likely result in the issuance of additional shares of our common stock. This likely will result in significant additional dilution and costs that we will incur. In any of these transactions (should we enter into any such transaction), we will also likely need to secure the assistance of experienced advisors who will also likely seek payment of fees from us. As a result, we will likely continue to incur losses and investors who hold our stock will incur additional and significant dilution. Investors should be aware that they may lose all or substantially all of their investment.

2.  No Full-Time Employees & Need for Additional Capital. We have no full-time employees and management and our sole officer does not devote any significant time to our business affairs. No officer or director receives a salary, but Mr. Gunter is reimbursed for any expenses she may incur in the activities of the Company. Due to the fact that no salaries are paid to our sole officer and that members of management are engaged in activities outside the operation of the Company, the ability and speed for the Company to effect a merger or acquisition may be significantly impaired. If we were to embark on any acquisition of any existing business or otherwise attempt to develop a business, we will likely be faced with the task of raising significant amounts of additional capital. In that respect, stockholders would likely suffer immediate and substantial dilution. Further there can be no assurance that we will be successful in raising additional capital or if we do, that it can be raised on terms that are reasonable.

3.  Upon One Officer; Limited Time to Devote to Company Business. We are dependent upon the personal efforts and abilities of one officer/director, Mr. Vernon Gunter, who devotes only a limited amount of time to our affairs. He has certain business and real estate experience but has no experience in acquisition or merger activities. Mr. Gunter has not agreed to expend any specific amount of time on our behalf, but will devote such time as necessary to identify and consummate a merger or acquisition.

4.  Limited Financial Resources And Need for Additional Financing. Our financial resources are minimal or non-existent and we to obtain additional financing from the sale of our Common and Preferred Stock, Debt, or some combination thereof in order to undertake further business plans. Our ability to operate as a going concern is contingent upon its receipt of additional financing through private placements or by loans. There can be no guarantee that we will be able to obtain additional financing, or if successful, that we will be able to do so on terms that are reasonable in light of current market conditions.

5.  Absence of Trading Market for Common Stock. Our Common Stock is not traded in any known market and there can be no assurance that any trading in our Common Stock will develop or, if it does develop, that it will be maintained.

SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insulcrete, Inc.

Date: May 18, 2016	By: /s/ Vernon Gunter
Vernon Gunter, President